Exhibit (a)(2)

FORM LETTER OF TRANSMITTAL

TO TENDER OPTIONS TO PURCHASE COMMON STOCK

OF

NUEVO ENERGY COMPANY

PURSUANT TO THE PROSPECTUS,

DATED APRIL [            ], 2004

REFER TO EXHIBIT A HERETO FOR A SUMMARY CHART OF YOUR EXISTING OPTIONS. YOU MUST USE SUCH CHART TO INDICATE WHICH, IF ANY, OPTIONS YOU ARE TENDERING TO NUEVO FOR CANCELATION.

REFER TO THE “NUEVO STOCK OPTION AND RESTRICTED STOCK TENDER OFFER” SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS FOR INFORMATION ON THE OFFER.

TO:	Nuevo Energy Company
1021 Main Street, Suite 2100
Houston, Texas 77002
Attention: Bob Marlatt

I have received the joint proxy statement/prospectus dated April [            ], 2004, and this letter of transmittal (the “letter of transmittal” which, together with the joint proxy statement/prospectus, as they may be amended from time to time, constitutes the “offer”) to tender my outstanding options, vested or unvested, to purchase shares of Nuevo common stock. All terms used in this letter of transmittal but not defined shall have the meanings ascribed to them in the joint proxy statement/prospectus.

I understand and acknowledge that:

•	Subject to the terms and conditions of the offer, I may tender my options to Nuevo for a cash payment (minus tax withholding) described in the joint proxy statement/prospectus prior to the expiration of the offer at 12:00 p.m., Houston Time, [ ], 2004, as the same may be extended.

•	Nuevo’s acceptance of the options that I have tendered pursuant to the offer will constitute a binding agreement between Nuevo and me upon the terms and subject to the conditions of the offer. Upon Nuevo’s acceptance of the options that I have tendered pursuant to the offer, the options shall be purchased and cancelled, and I shall have no right to exercise my options to purchase Nuevo common stock under the terms and conditions of such options after the date of Nuevo’s acceptance.

•	Under the circumstances set forth in the offer, Nuevo may terminate or amend the offer and postpone its purchase and cancellation of my tendered options.

•	Upon the expiration of the offer, the satisfaction of all of the conditions to the offer and Nuevo’s acceptance of the tender of my options, a cash payment will be made to me for my properly tendered options that have not:

•	expired before the expiration of this offer;

•	been properly withdrawn from this offer by me; or

•	been exercised by me before the expiration of this offer.

•	I have certain rights pursuant to the terms and conditions of the offer to withdraw any options that I tender, and I have the right to exercise any of my vested options before the expiration of the offer even if I have already tendered them in the offer.

•

I will not receive any payment pursuant to this offer for any option that I hold that expires by its terms before expiration of this offer, and I will lose the value of any option that expires. Because of the possibility that Nuevo may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, I understand that it is my responsibility to decide whether to exercise any of my options before they expire.

•	Nuevo has advised me to consult with my own tax accountant or other financial advisor for tax advice as to the consequences of participating or not participating in the offer.

If you wish to tender any or all of your options, sign and date page 3 of this letter of transmittal, indicate on page 4 the options you are tendering, then detach and return pages 3 and 4 to the following address no later than the expiration date:

Nuevo Energy Company

1021 Main Street, Suite 2100

Houston, Texas 77002

Attention: Bob Marlatt

(713) 374-4979 (telephone)

(713) 374-4897 (facsimile)

Please direct any questions or requests for assistance, as well as requests for additional copies of the offer to purchase or this letter of transmittal, to Bob Marlatt at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when actually received by Nuevo, including by means of hand delivery to Bob Marlatt at the above address. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration date.

ELECTION TO TENDER ELIGIBLE OPTIONS

According to the records of Nuevo, the option grants, listed on Exhibit A attached hereto, have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed on Exhibit A or the amount of options outstanding, please contact Bob Marlatt at (713) 374-4979.

If you elect to participate in this offer, all of your options subject to a grant will be tendered pursuant to the offer. You are not permitted to tender only some of your options subject to a grant and retain others.

You will only receive a cash payment for options that have not expired before the expiration of the offer. See “Nuevo Stock Option Offer—Acceptance of and Payment for the Eligible Securities” in the joint proxy statement/prospectus.

By signing and returning this election form, I represent and warrant to Nuevo that:

•	I have full power and authority to tender the foregoing for purchase and cancellation and that, when and to the extent such options are accepted by Nuevo, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such options will not be subject to any adverse claims.

•	Upon request, I will execute and deliver any additional documents deemed by Nuevo to be necessary or desirable to complete the purchase and cancellation of the options that I am tendering.

•	I have read and agree with the understandings and acknowledgments set forth on pages 1 and 2 of this election form.

The undersigned, intending to be legally bound, has executed this letter of transmittal to tender options as of the date indicated below.

                                                                                                              Date:                                                      , 2004

Signature of Holder

This election form must be signed by the holder of the options. Nuevo will not accept any alternative, conditional or contingent elections.

EXHIBIT A

Date of Option Grant	Exercise Price of Options Subject to Grant	Expiration Date of Stock Options	Total Number of Outstanding Options Subject to Grant	Number of Options to be Tendered

A-1